Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2012 Stock Plan and 2020 Employee Stock Purchase Plan of Affirm Holdings, Inc. of our report dated October 7, 2020, with respect to the consolidated financial statements of Affirm Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2019 included in its Annual Report (Form 10-K) for the year ended June 30, 2021.

/s/Ernst & Young LLP

San Francisco, CA
September 16, 2021